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                      VETERINARY CENTERS OF AMERICA, INC.
                                   _________

                                 SUPPLEMENT TO

                        JOINT PROXY STATEMENT/PROSPECTUS

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JULY 19, 1996

     This Supplement to Joint Proxy Statement/Prospectus has been mailed to the stockholders of Veterinary Centers of America, Inc., a Delaware corporation (the "Company") on or about July 10, 1996 in order to supplement, as provided below, information contained in the Joint Proxy Statement/Prospectus of the Company, dated as of June 27, 1996 (the "Proxy Statement"), with respect to the Proposals referred to below at the Annual Meeting of Stockholders to be held on July 19, 1996.

PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND PREFERRED STOCK (THE "AMENDMENT")

     The Proposal as amended provides for an increase in the total number of authorized shares to 61,000,000, consisting of 60,000,000 shares of common stock, par value $0.001 per share. The Proposal as amended does not provide for any increase in the authorized number of shares of Preferred Stock.

PROPOSAL TO APPROVE THE ADOPTION OF THE 1996 STOCK INCENTIVE PLAN (THE "PLAN")

     The Proposal as amended provides that the exercise price for all stock options (incentive options and non-statutory options) shall equal or exceed the fair market value of the common stock on the date the option is granted (except for incentive stock options granted to individuals beneficially owning at least 10% of the outstanding securities of the Company in which case the option exercise price shall equal or exceed 110% of the fair market value of the common stock on the date the option is granted).

PROXY STATEMENT

     Except as provided above, all information in the Proxy Statement remains unchanged. Stockholders should refer to the Proxy Statement, which previously has been distributed to all stockholders, for information concerning the Amendment, the Plan and for further information concerning the Company, the Annual Meeting, and the other matters to be presented at the Annual Meeting.

                         ON BEHALF OF THE BOARD OF DIRECTORS


                         Robert L. Antin
                         Chief Executive Officer


DATED:  as of July 10, 1996